Exhibit 15.1

August 1, 2013

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Monster Worldwide, Inc. has incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-81843, 333-63631, 333-50699, 333-18937, 333-131899, 333-151430, 333-160196 and 333-175606) our report dated August 1, 2013, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended June 30, 2013. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared by or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to August 1, 2013.

/s/ BDO USA, LLP

New York, New York